Exhibit 99.1

Investor Relations & Press Contacts:

Larry Cains or Melissa Kivett
Assurant
212-859-7045 or 212-859- 7029
larry.cains@assurant.com or melissa.kivett@assurant.com

Assurant Announces Stock Buyback Program

New York – August 2, 2004 – Assurant, Inc. (NYSE: AIZ), a premier provider of specialized insurance and insurance-related products and services, today announced that its Board of Directors has approved a share repurchase program under which the Company may repurchase up to 10% of its outstanding common stock.

The stock buyback program may utilize open market and/or private transactions. The exact time frame has not yet been determined. The amount and timing of the repurchases will depend upon market conditions.

J. Kerry Clayton, President and Chief Executive Officer, Assurant, Inc. said: “Our decision to repurchase company stock demonstrates the confidence we have in our specialty insurance platform and our belief in its long-term value potential.”

On March 31, 2004, the Company had 142.2 million shares of common stock outstanding.

About Assurant

Assurant is a premier provider of specialized insurance products and related services in North America and selected other markets. The four key businesses — Assurant Employee Benefits; Assurant Health; Assurant Preneed; and Assurant Solutions — have partnered with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments in the U.S. and selected international markets. The Assurant business units provide creditor-placed homeowners insurance; manufactured housing homeowners insurance; debt protection administration; credit insurance; warranties and extended services contracts; individual health and small employer group health insurance; group dental insurance; group disability insurance; group life insurance; and pre-funded funeral insurance.

The company, which is traded on the New York Stock Exchange under the symbol AIZ, has approximately $24 billion in assets and $7 billion in revenue. Assurant has more than 12,000 employees and is headquartered in New York’s financial district.